Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Vice President, Investor Relations The Cooper Companies, Inc. ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

BRIAN ANDREWS TO SUCCEED ALBERT WHITE

AS CHIEF FINANCIAL OFFICER OF THE COOPER COMPANIES

PLEASANTON, Calif., April 23, 2018 – The Cooper Companies, Inc. (NYSE: COO) today announced that Brian Andrews has been promoted to Senior Vice President, Chief Financial Officer and Treasurer of The Cooper Companies effective May 1, 2018. Mr. Andrews will succeed Albert White as Chief Financial Officer who, as previously announced, will assume the role of President and Chief Executive Officer on May 1, 2018.

Commenting on the announcement, Mr. White said, “I am very pleased with Brian’s appointment to our executive management team. He is a consummate professional with deep industry knowledge, an extensive background in finance and treasury and a long history of success within the company.”

Brian began his career at Cooper in 2006 as Assistant Treasurer and served in that role until 2013 when he was promoted to Treasurer. He was promoted to Vice President in 2015 and added the role of Vice President, Global Logistics and Service for CooperSurgical in 2017. Prior to joining Cooper, he held various corporate and investment banking positions at KeyBanc Capital Markets and at ING Barings.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of families with its diversified portfolio of products and services focusing on women’s health, fertility and diagnostics. Headquartered in Pleasanton, CA, Cooper has more than 11,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

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Source: The Cooper Companies, Inc.